FOR IMMEDIATE RELEASE	New York, NY (October 29, 2010)

INTERPUBLIC ANNOUNCES THIRD QUARTER
AND NINE MONTHS 2010 RESULTS

•	Third quarter reported revenue and organic revenue increase of 9.4%, reflecting increases in client spending and new business wins
•	Third quarter 2010 operating income of $100.2 million, significantly improved from operating income of $58.3 million a year ago
•	Third quarter 2010 diluted earnings per share was $0.08, compared with $0.03 per share a year ago

Summary

•	Revenue
o
Third quarter 2010 revenue was $1.56 billion, compared to $1.43 billion in the third quarter of 2009, with an organic revenue increase of 9.4% compared to the prior-year period.  There was organic growth of 10.0% in the U.S., increases in most international geographic regions and double-digit organic increases in key developing markets, as well as strong contributions from digital capabilities.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

o	Nine months 2010 revenue was $4.52 billion, compared to $4.23 billion in the first nine months of 2009, with an organic revenue increase of 5.2% compared to the prior-year period.

•	Operating Results
o
Operating income in the third quarter of 2010 was $100.2 million, compared to operating income of $58.3 million in 2009.  For the first nine months of 2010, operating income was $218.0 million, compared to operating income of $73.3 million in 2009.

o	Operating margin was 6.4% and 4.8% for the third quarter and first nine months of 2010, respectively, compared to 4.1% and 1.7% for the third quarter and first nine months of 2009, respectively.

•	Net Results
o
Third quarter 2010 net income attributable to IPG was $45.3 million, and net income available to IPG common stockholders was $42.4 million, resulting in earnings of $0.09 per basic and $0.08 per diluted share.  This compares to net income attributable to IPG a year ago of $24.1 million and net income available to IPG common stockholders of $17.2 million, or $0.04 per basic and $0.03 per diluted share.

o
First nine months 2010 net income attributable to IPG was $63.2 million, and net income available to IPG common stockholders was $76.2 million, resulting in earnings of $0.16 per basic and $0.11 per diluted share.  This compares to net loss attributable to IPG a year ago of $15.1 million and net loss available to IPG common stockholders of $35.8 million, or ($0.08) per basic and diluted share.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

o	Diluted earnings per share calculation for the first nine months of 2010 excludes the benefit associated with the transaction for the preferred shares that occurred in the second quarter of 2010.

"We posted another quarter of strong revenue and profit growth," said Michael I. Roth, Interpublic's Chairman and CEO.  "Our professional offerings are fully competitive, across the full range of disciplines, including our digital capabilities.  In addition to the U.S., we saw significant top-line contributions from our operations in emerging economies.  Continued margin progress in the third quarter demonstrates that we are back on the path to significantly improved profitability.  Though macro uncertainty remains, both domestically and internationally, we are confident that we can deliver on our operating margin target of greater than 8% in 2010.  Our diversified, integrated portfolio of services, combined with conservative financial management and a strong balance sheet, position us to deliver for our clients, our people and our shareholders in the years to come."

Operating Results

Revenue
Revenue of $1.56 billion in the third quarter of 2010 was up 9.4% compared with the same period in 2009. During the third quarter of 2010, the effect of foreign currency translation was negative 0.7%, the impact of net acquisitions was positive 0.6%, and the resulting organic increase in revenue was 9.4%.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Revenue of $4.52 billion in the first nine months of 2010 was up 6.9% compared with the same period in 2009.  During the first nine months of 2010, the effect of foreign currency translation was positive 1.5%, the impact of net acquisitions was positive 0.2%, and the resulting organic increase in revenue was 5.2%.

Operating Expenses
During the third quarter of 2010, salaries and related expenses were $1.01 billion, up 6.7% compared to the same period in 2009. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 7.4% organically.  During the first nine months of 2010, salaries and related expenses were $2.98 billion, up 2.4% compared to the same period in 2009.  After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 1.0% organically.  Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, decreased in the third quarter of 2010 to 64.5% from 66.1% in the third quarter of 2009, and decreased in the first nine months of 2010 to 65.9% from 68.8% in the first nine months of 2009.

Severance expense in the third quarter of 2010 was $16.0 million, compared to $23.4 million in the third quarter of 2009.  Severance expense in the first nine months of 2010 was $43.5 million, compared to $94.9 million in the first nine months of 2009.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

During the third quarter of 2010, office and general expenses were $452.1 million, up 6.3% compared to the same period in 2009.  After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 6.5% organically.  During the first nine months of 2010, office and general expenses were $1.32 billion, up 6.2% compared to the same period in 2009.  After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 4.2% organically.  Office and general expenses in the first nine months of 2010 include $5 million for the transition to inflationary accounting for operations in Venezuela.

Non-Operating Results and Tax
Net cash interest expense increased $1.4 million, or 5.1%, in the third quarter of 2010 compared to the same period in 2009.  For the first nine months of 2010, net cash interest expense increased $7.4 million, or 9.6% compared to the same period in 2009.

Other expense, net was $3.1 million and $4.7 million for the third quarter and first nine months of 2010, respectively.

The income tax provision in the third quarter of 2010 was $24.4 million on income before income taxes of $69.2 million, compared to a provision of $3.7 million on income before income taxes of $29.1 million in the same period in 2009. The income tax provision in the first nine months of 2010 was $72.4 million on income before income taxes of $130.4 million, compared to a benefit of $18.0 million on loss before income taxes of $33.8 million in the same period in 2009.  The effective tax rate for the third quarter of 2010 was 35.3%, compared to 12.7% for the same period a year ago.  The effective tax rate for the first nine months of 2010 was 55.5%, compared to 53.3% for the same period a year ago.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Balance Sheet
At September 30, 2010, cash, cash equivalents and marketable securities totaled $1.94 billion, compared to $2.51 billion at December 31, 2009 and $1.77 billion at September 30, 2009.  Total debt was $1.94 billion as of September 30, 2010 compared to $1.95 billion at December 31, 2009 and $1.96 billion as of September 30, 2009.

For more information concerning the company’s financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

# # #

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
THIRD QUARTER REPORT 2010 AND 2009
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30,
	2010	2009	Fav. (Unfav.) % Variance
Revenue:
United States	$916.7	$834.1	9.9%
International	644.1	592.6	8.7%
Total Revenue	1,560.8	1,426.7	9.4%

Operating Expenses:
Salaries and Related Expenses	1,007.1	943.5	(6.7%)
Office and General Expenses	452.1	425.4	(6.3%)
Restructuring and Other Reorganization-Related Charges (Reversals), Net	1.4	(0.5)	N/M
Total Operating Expenses	1,460.6	1,368.4	(6.7%)

Operating Income	100.2	58.3	71.9%
Operating Margin %	6.4%	4.1%

Expenses and Other Income:
Interest Expense	(34.7)	(37.8)
Interest Income	6.8	7.6
Other (Expense) Income, Net	(3.1)	1.0
Total (Expenses) and Other Income	(31.0)	(29.2)

Income before Income Taxes	69.2	29.1
Provision for Income Taxes	24.4	3.7
Income of Consolidated Companies	44.8	25.4
Equity in Net Income of Unconsolidated Affiliates	0.8	0.5
Net Income	45.6	25.9
Net Income Attributable to Noncontrolling Interests	(0.3)	(1.8)
Net Income Attributable to IPG	45.3	24.1
Dividends on Preferred Stock	(2.9)	(6.9)
Net Income Available to IPG Common Stockholders	$42.4	$17.2

Earnings Per Share Available to IPG Common Stockholders: Basic	$0.09	$0.04
Diluted	$0.08	$0.03
Weighted-Average Number of Common Shares Outstanding: Basic	474.7	470.5
Diluted	533.6	513.8

N/M – Not meaningful

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
THIRD QUARTER REPORT 2010 AND 2009
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009	Fav. (Unfav.) % Variance
Revenue:
United States	$2,680.8	$2,462.6	8.9%
International	1,839.1	1,763.8	4.3%
Total Revenue	4,519.9	4,226.4	6.9%

Operating Expenses:
Salaries and Related Expenses	2,977.4	2,908.4	(2.4%)
Office and General Expenses	1,322.2	1,245.4	(6.2%)
Restructuring and Other Reorganization-Related Charges (Reversals), Net	2.3	(0.7)	N/M
Total Operating Expenses	4,301.9	4,153.1	(3.6%)

Operating Income	218.0	73.3	N/M
Operating Margin %	4.8%	1.7%

Expenses and Other Income:
Interest Expense	(102.3)	(117.7)
Interest Income	19.4	28.0
Other Expense, Net	(4.7)	(17.4)
Total (Expenses) and Other Income	(87.6)	(107.1)

Income (Loss) before Income Taxes	130.4	(33.8)
Provision for (Benefit of) Income Taxes	72.4	(18.0)
Income (Loss) of Consolidated Companies	58.0	(15.8)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.4	(0.5)
Net Income (Loss)	58.4	(16.3)
Net Loss Attributable to Noncontrolling Interests	4.8	1.2
Net Income (Loss) Attributable to IPG	63.2	(15.1)
Dividends on Preferred Stock	(12.7)	(20.7)
Benefit from Preferred Stock Repurchased	25.7	0.0
Net Income (Loss) Available to IPG Common Stockholders	$76.2	$(35.8)

Earnings (Loss) Per Share Available to IPG Common Stockholders: Basic	$0.16	$(0.08)
Diluted	$0.11	$(0.08)
Weighted-Average Number of Common Shares Outstanding: Basic	473.0	467.3
Diluted	526.4	467.3

N/M – Not meaningful

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax